FILED PURSUANT TO RULE NO. 424(B)(3)
                                                      REGISTRATION NO. 333-44161


PSB BANCGROUP, INC.

PROSPECTUS

On November 4, 2002, the Board of Directors of PSB Bancgroup, Inc. extended its current offering, and the term of its outstanding stock warrants, for 38 days, or until December 16, 2002. The remaining terms of the offering and the warrants were unchanged.